                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
      Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                   the Securities Exchange Act of 1934.

                                              Commission File Number  1-13940
                                                                     ---------


                          EVEREN CAPITAL CORPORATION
                             77 WEST WACKER DRIVE
                            CHICAGO, IL 60601-1694
                                (312)574-6000

                         COMMON STOCK, PAR VALUE $0.01
            (Title of each class of securities covered by this Form)


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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i). . . [X]   Rule 12h-3(b)(1)(ii). . .[ ]
           Rule 12g-4(a)(1)(ii) . . [ ]   Rule 12h-3(b)(2)(i) . . .[ ]
           Rule 12g-4(a)(2)(i). . . [ ]   Rule 12h-3(b)(2)(ii). . .[ ]
           Rule 12g-4(a)(2)(ii) . . [ ]   Rule 15d-6. . . . . . . .[ ]
           Rule 12h-3(b)(1)(i). . . [X]



     Approximate number of holders of record as of the certification or notice date:

                             Common Stock: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
First Union Corporation, the sole stockholder of EVEREN Capital Corporation as the result of the merger of First Union Delaware, Inc. into EVEREN Capital Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         First Union Corporation, as sole
                                         stockholder of EVEREN Capital
                                         Corporation by reason of merger


DATE: October 1, 1999                    BY: /s/ Kent S. Hathaway
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                                             Kent S. Hathaway
                                             Senior Vice President